As filed with the Securities and Exchange Commission on January 29, 2016

Registration No. 333-208826

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-1

Amendment 1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HD View 360 Inc

(Exact name of registrant as specified in its charter)

Florida	1700	42-4264584
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

HD View 360 Inc

333 NE 24th St. Suite 100B,
Miami, Florida 33137
786-294-0559

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Empire Limited Partnership 2

333 NE 24th St. Suite 100B,

Miami, Florida 33137

786-294-0559

(Name, address, including zip code, and telephone number,

Including area code, of agent for service)

Copies to:
Brenda Hamilton, Esq.

Hamilton & Associates Law Group, P.A.

101 Plaza Real South, Suite 202 N

Boca Raton, FL 33432

Tel: (561) 416-8956

Fax: (561) 416-2855

www.securitieslawyer101.com

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the date this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(4)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common stock, $.001 par value	432,631	$.70	$302,841.70	$30.50

(1)	Represents 432,631 shares of our common stock being registered for resale on behalf of the Selling Stockholders named in this registration statement.
(2)	Until such time as our common shares are quoted by the OTC Markets, the Selling Stockholders will sell their shares at the price of $.70 per share. After the effective date of the registration statement, we intend to seek a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on OTC Markets OTCQB. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved.
(3)	The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(e) of the Securities Act of 1933, as amended.
(4)	In accordance with Rule 416(a), this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED FEBRUARY __ 2016

HD VIEW 360 INC

432,631 shares of common stock

The Selling Stockholders named in this prospectus are offering all of the shares of common stock offered through this prospectus.

We are registering the resale of 432,631 shares of common stock which are presently outstanding and held by the Selling Stockholders named in this registration statement. The Selling Stockholders will offer their shares at $.70 per share until our shares are quoted by the OTC Markets OTCQB inter-dealer quotation system and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.

We will pay all costs of this offering estimated at approximately $67,630. Selling Stockholders will pay no offering expenses. We will not receive proceeds from the sale of shares by the Selling Stockholders.

There are no underwriting commissions involved in this offering.

Prior to this offering, there has been no market for our securities.  Our common stock is not now listed on any national securities exchange or the NASDAQ stock market, and is not eligible to be quoted by the OTC Markets OTCQB.  There is no guarantee that our securities will ever trade on the OTC Markets OTCQB or on any listed exchange.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.  See “Risk Factors” beginning on page ___.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is February _____, 2016

iii

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

We have not authorized any person to give you any supplemental information or to make any representations for us.  You should not rely upon any information about our company that is not contained in this prospectus.  Information contained in this prospectus may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the common shares covered by this prospectus.  Our business, financial condition, results of operations and prospects may have changed since those dates.  The Selling Stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, references to the “Company,” “we,” “us,” and “our” refer to HD View 360 Inc, a Florida corporation.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our securities.  You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Overview

We were incorporated in the state of Florida on January 1, 2014, to distribute and install security surveillance systems and products.

Our principal executive office is located at 333 NE 24th Street, Suite 100B, Miami, Florida 33137.  Our telephone number is 786-294-0559.  Our website is www.hdview360.com and is not part of this prospectus.

Business

We distribute and install security surveillance systems that capture, digitize and transmit video over different types of wired and wireless networks using analog, internet protocol and serial digital interface technology. Our security systems allow users to deploy an end-to-end IP video solution with analytics or evolve to IP video operations without discarding their previous investments in analog closed circuit television technology.

We sell surveillance products and install security systems primarily for commercial customers and generate revenues from the sale of these systems to our customers and, to a lesser extent, from maintenance of these systems for our customers.

Our products and the components of our systems are manufactured and supplied to us by third parties on a non-exclusive basis and are marketed under the HD View 360 brand name. We generated our first revenues in January 2014.

For the year ended December 31, 2014 and nine (9) months ended September 30, 2015 we had revenues of $295,760 and $507,543. For the year ended December 31, 2014, and nine (9) months ended September 30, 2015, we had a net (loss) income of ($13,322) and $89,406 respectively.

From November 16, 2015, through January 26, 2016, we received proceeds of approximately $199,579 or $.60 per share from the sale of 332,631 shares of our common stock to twenty (24) persons, of which 332,631 shares are being registered.

In April and May of 2015, we sold and aggregate of 1,800,000 common shares to one (1) person at the price of $.00833 per share or an aggregate of $15,000, of which 100,000 common shares are being registered.

On September 1, 2015, we issued 7,200,000 common shares to Dennis Mancino, our President, Chief Executive Officer and Director, for capital contributions he made to us in 2014 in the amount of $20,000.

As of the date of this prospectus, we had cash on hand of approximately $245,975 for our operational needs. Currently, our operating expenses are approximately $20,000 per month.  After this registration statement is declared effective, our operating expenses will be approximately $25,000 per month. If we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs we will not have available cash for operations beyond nine (9) months.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks including:

•	We are an early stage company with little historical performance for you to base an investment decision upon.
•	We may be subject to significant regulations in the future and may not be able to obtain necessary regulatory clearances to sell our products.
•	Expenses required to operate as a public company will reduce funds available to develop our business.
•	Third parties can purchase the same products we sell which may negatively affect our revenues.
•	If we fail to develop our brand cost-effectively, our business may be adversely affected.
•	We may be subject to product liability claims.
•	Our sole officer and director, Dennis Mancino has no experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting.
•	Our obligations as an SEC reporting company may require significant management time which will reduce the amount of time our sole officer and director can dedicate to our operations.
•	The offering price of the common shares being registered on behalf of the Selling Stockholders has been arbitrarily determined by us and bears no relationship to any criteria of value.
•	Our common stock is not currently quoted or listed and may never be quoted or listed by the OTC Markets or any other listing or quotation service and if listed, no market may ever develop for our common stock, or if developed, may not be sustained in the future.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

•	The last day of our fiscal year during which we have had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five (5) years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;
•	The last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective IPO registration statement;
•	The date on which we have, during the previous three (3) year period, issued more than $1,000,000,000 in non-convertible debt; or
•	The date on which we are deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting.  This statement shall also assess the effectiveness of such internal controls and procedures.  Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment and the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which requires the shareholder approval of executive compensation and golden parachutes.  These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.  As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

The Offering

As of the date of this prospectus, we had 9,332,631 shares of common stock outstanding.  We are registering 432,631 common shares on behalf of Selling Stockholders.

From November 16, 2015, through January 26, 2016, we received proceeds of approximately $199,579 or $.60 per share from the sale of 332,631 shares of our common stock to 24 persons, of which 332,631 shares are being registered.

In April and May of 2015, we sold and aggregate of 1,800,000 common shares to one (1) person at the price of $.00833 per share or an aggregate of $15,000, of which 100,000 common shares are being registered.

In September of 2015 we issued 7,200,000 common shares to Dennis Mancino, our President, Chief Executive Officer and Director for $20,000 of capital he contributed to us in 2014. We are not registering shares held by our officers and directors.

The Selling Stockholders will offer their shares at $.70 per share until our shares are quoted by the OTC Markets OTCQB and thereafter at prevailing market prices or privately negotiated prices.

We will pay all expenses of registering the securities, estimated at approximately $67,630. We will not receive any proceeds of the sale of these securities.

In order for our Common Share to be quoted on the OTC Markets OTCQB, a market maker must file an application on our behalf to make a market for our common shares.  The current absence of a public market for our common shares may make it more difficult for you to sell your common shares.

Financial Summary

The tables and information below are derived from our audited financial statements for the period for the years ended December 31, 2014, and nine (9) months ended September 30, 2015 and 2014.  Our working capital at December 31, 2014 and nine (9) months ended September 30, 2015, was $7,928 and $7,262 respectively.

As of the date of this prospectus, we had cash on hand of approximately $245,975 for our operational needs. Currently, our operating expenses are approximately $20,000 per month.  After this registration statement is declared effective, our operating expenses will be approximately $25,000 per month. If we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs we will not have available cash for operations beyond nine (9) months.

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the consolidated financial statements and their explanatory notes before making an investment decision.

	For the Year Ended December 31, 2014	For the Nine (9) Months Ended September 30, 2015
Financial Summary

Cash	$3,641	$41,305

Inventory	$13,546	$26,701

Prepaid Expenses	$2,200	$2,200

Property and Equipment	$13,750	$34,126

Total Assets	$33,137	$104,332

Total Liabilities	$11,459	$83,438

Total Liabilities and Stockholders’ Equity (Deficit)	$33,137	$104,332

	For the Year Ended December 31, 2014	For the Nine (9) Months Ended September 30, 2014	For the Nine (9) Months Ended September 30, 2015
Statement of Operations

Net Sales	$295,760	$228,346	$507,543

Cost of Sales	$203,259	$154,731	$222,100

Gross Profit	$92,051	$73,615	$285,443

General and Administrative Expenses	$105,681	$82,296	$159,843

Net (loss) Income for the Period	($13,322)	($8,681)	$89,406

THE OFFERING

Issuer	HD View 360 Inc
Shares of Common Stock Offered	432,631 shares of Common Stock held by the Selling Stockholders named herein.
Terms of the Offering	The Selling Stockholders will determine when and how they will sell the securities offered in this prospectus.
Offering Price By Selling Stockholders	The Selling Stockholders will offer their shares at $.70 per share until our shares are quoted by the OTC Markets OTCQB inter-dealer quotation system and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices.
Offering Expenses	We will pay all expenses of registering the securities, estimated at approximately $67,630.
Recent Securities Offerings

From November 16, 2015, through January 26, 2016, we received proceeds of approximately $199,579 or $.60 per share from the sale of 332,631 shares of our common stock to 24 persons, of which 332,631 shares are being registered.

In April and May of 2015, we sold and aggregate of 1,800,000 common shares to one (1) person at the price of $.00833 per share or an aggregate of $15,000, of which 100,000 common shares are being registered.

On September 1, 2015, we issued 7,200,000 common shares to Dennis Mancino, our President, Chief Executive Officer and Director, for capital contributions he made to us in 2014 in the amount of $20,000, none of which are being registered.

Trading Market	There is currently no trading market for our common stock. We intend to apply soon for quotation by the OTC Markets OTCQB. We will require the assistance of a market maker to apply for quotation and there is no guarantee that a market maker will agree to assist us or that our common shares will be quoted by the OTC Markets OTCQB.
Shares of Common Stock Outstanding Before the Offering	9,332,631 Common Shares
Shares of Common Stock Outstanding After the Offering	9,332,631 Common Shares
Use of Offering Proceeds	We will not receive proceeds from the sale of the shares by the Selling Stockholders.
Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” on page ___ of this prospectus.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Related to Our Financial Condition

We are an early stage company with limited historical performance for you to base an investment decision upon, and we may never become profitable.

We are an early stage company that generated its first revenues in January of 2014. For the year ended December 31, 2014, and nine (9) months ended September 30, 2015, we had revenues of $295,760 and $507,543 respectively. For the year ended December 31, 2014 and nine (9) months ended September 30, 2015, we have a net income (loss) of ($13,322) and $89,406 respectively. Accordingly, we have a limited operating history upon which you may evaluate our prospects for achieving our business objectives in light of the risks, difficulties and uncertainties frequently encountered by early stage companies such as us.  Accordingly, before investing in our common stock, you should consider the challenges, expenses and difficulties that we will face as an early stage company with a limited operating history.

If we are unable to generate sufficient revenues for our operating expenses we will need financing, which we may be unable to obtain; should we fail to obtain sufficient financing, our revenues will be negatively impacted.

For the year ended December 31, 2014 and nine (9) months ended September 30, 2015, we had revenues of $295,760 and $507,543 respectively.   For the year ended December 31, 2014 and nine (9) months ended September 30, 2015, we have a net income (loss) of ($13,322) and $89,406 respectively.  Because we lack historical financial data, including revenue data, our future revenues are unpredictable.

Our operating expenses are presently approximately $20,000 per month or $240,000 annually.  After this registration statement is declared effective our operating expenses will increase by approximately $5,000 per month or $60,000 annually.  After this registration statement is declared effective, we will require $25,000 per month or $300,000 over the next twelve (12) months to meet our operational costs, which consist of rent, advertising, salaries and other general, administrative expenses and to comply with the costs of being an SEC reporting company. As of the date of this prospectus, we had cash on hand of approximately $245,975 which is sufficient to pay our operating expenses for nine (9) months.

Expenses required to operate as a public company will reduce funds available to us and could negatively affect our results of operations, cash flow and financial condition.

Operating as a public company is more expensive than operating as a private company. As a public company we will require additional funds to obtain outside assistance from legal, accounting, investor relations, and other professionals that could be more costly than planned.  We may also be required to hire additional staff to comply with additional SEC reporting requirements.  We anticipate that the cost of SEC reporting will be approximately $60,000 annually.  Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.  If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the OTC Markets OTCQB, or, if we have secured a qualification, we may lose the qualification and our securities would no longer trade on OTC Markets OTCQB.  Further, if we fail to meet these obligations and consequently fail to satisfy our SEC reporting obligations, investors will then own stock in a company that does not provide the disclosure available in quarterly, annual reports and other required SEC reports that would be otherwise publicly available leading to increased difficulty in selling their stock due to our becoming a non-reporting issuer.

Risks Related to Our Business

We are dependent on third parties to provide us with our products. Failure to obtain satisfactory performance from them or a loss of their services could cause us to lose sales, incur additional costs, and lose credibility in the marketplace.

We depend on third parties to supply us with the products that we use in our security surveillance systems. The loss of our suppliers could negatively impact our operations and revenues. We do not have a written agreement with any our suppliers obligating them to provide us with the products we sell. The termination of the relationships with our suppliers or an adverse change in the terms of its services could have a negative impact on our business. If our suppliers increase their prices, we may not have alternative sources of supply at comparable prices and may not be able to raise the prices of our products to cover all, or even a portion, of the increased costs. In addition, if our suppliers fail to perform satisfactorily, fail to handle increased orders, or the loss of their services along with delays in shipments of products, it could cause us to fail to meet orders, lose sales, incur additional costs, and/or expose us to product quality issues. In turn, this could cause us to lose credibility in the marketplace and damage our relationships with our customers which would have a negative impact on our revenues.

We have no control over the third parties that supply us with security surveillance products.

We rely on third parties to supply our products including those we use in our security surveillance systems.  We will have less control over third parties because we cannot control their personnel, schedule or resources.  It will be more difficult to detect design faults and software errors.  Any such fault or error could cause delays in delivering our product or require design modifications delays or defects which would likely have a more detrimental impact on our business than if we were a more established company.  Any of these factors could cause our products not to meet our quality standards or expectations, or not to be completed on time or at all.  If this happens, we could lose anticipated revenues or our entire investment in our products.

Third parties can purchase the same products we sell which may negatively affect our revenues.

We purchase our products including those which we sell under the HD View 360 brand name on a non-exclusive basis from third parties who sell the same and/ or similar products to our competitors. These third parties supply security related products for security and surveillance companies who sell the same products we sell under their own brand names. As such, third parties can purchase the same products we sell and put their own brand name on the product which may negatively impact our revenues.

If we are unable to establish strong brand recognition of the HD View 360 name, our revenues will be adversely affected.

The market for security surveillance products and systems is driven by brand name recognition and reputation.  We must use conventional and unconventional marketing strategies to build brand recognition of the HD View 360 name. Brand recognition will establish a position in our markets and if successful, will help us increase our revenues.  If we do not establish our brand name, our revenues will be adversely affected and our business could fail.

We may be unable to gain market acceptance of our surveillance products and systems.

Our survival is currently dependent upon the success of our efforts to gain market acceptance of our surveillance products and systems.

Many new surveillance products and systems are regularly introduced and only a relatively small number account for a significant portion of net revenue in our industry.  Our products and services may not be desired by consumers, or competitors may develop titles that imitate or compete with us, and take our targeted revenue stream away from us or reduce our profitability. Products and services offered by our competitors may take a larger share of our target market than we anticipate which could cause our revenues to decrease. If our competitors develop more successful products or offer competitive products and services at lower prices, our revenue, margins, and profitability will decrease.

Due to the nature of our business, we do not have significant amounts of recurring revenues from our existing customers and we are highly dependent on new business development.

Most of our revenues derive from the installation of surveillance systems for security purposes which are generally non-recurring. Our customers are mainly commercial entities. We sell surveillance products and install security systems for these customers and generate revenues from the sale of these systems to our customers and, to a lesser extent, from maintenance of these systems for our customers. After we have manufactured and installed a system at any particular customer site, we have generated the majority of revenues from that particular client. We would not expect to generate significant revenues from any existing client in future years unless that client has additional installation sites for which our services might be required. Therefore, in order to maintain a level of revenues each year that is at or in excess of the level of revenues we generated in prior years, we must identify and be retained by new clients. If our business development, marketing and sales techniques do not result in an equal or greater number of projects of at least comparable size and value for us in a given year compared to the prior year, then we may be unable to increase our revenues and earnings or even sustain current levels in the future.

Technology changes rapidly in the security surveillance industry and if we fail to anticipate or successfully implement new technologies into our products and services, our revenues will be negatively impacted.

The surveillance industry is subject to evolving and rapidly changing technologies. We may not be able to keep pace with these technologies or implement them into our products and services, or our competition may be able to achieve them more quickly and effectively than we can.  In either case, our security surveillance systems may be technologically inferior to our competitors’, less appealing to consumers, or both. Any failure to keep pace with new technologies would harm our competitive position, and negatively impact our revenues.

We currently have no protection of any trademarks, patents and/or other intellectual property registrations.  If we are unable to protect our intellectual property rights, our proposed business may fail.

We only recently applied for trademark protection of the HD View 360 name but it may not be granted. As such, we have no protection of our brand name. At present we are planning to enter into non-disclosure agreements with employees to protect our trade secrets.  Despite our precautions, unauthorized parties may attempt in the future to reverse engineer or copy the methods we use to create our security surveillance systems. If we are successful we could lose our trade secrets or they could develop similar systems, which could create more competition for us and even cause our business to fail.

We may not be able to compete effectively against our competitors.

We expect to face strong competition from well-established companies and small independent companies that provide security surveillance related systems and products. Many of these companies have established brand recognition and greater financial resources than we have.  We will be at a competitive disadvantage in gaining brand recognition, employees, financing and other resources required to provide our products and services to prospective customers.  Our opportunity to obtain customers may be limited by our financial resources and other assets.  If we are unable to effectively compete with other service marketplaces, our business will fail and you could lose your entire investment.

If our business grows, we will need to attract additional employees which we might not be able to do.

Dennis Mancino is our sole officer and director and he oversees our operations on a day to day basis. We also employ two (2) technicians and one (1) full time sales person. In order to grow and implement our business plan, we may need to add additional employees for sales and technology. There is no guarantee that we will be successful in adding the additional employees required to grow our business.

A permanent loss of data or a permanent loss of service on the internet will have an adverse effect on our operations and will cause us to be less effective in the industry.

Many of our security surveillance systems are dependent on the internet.  If we permanently lose data or permanently lose internet service for any reason, be it technical failure or criminal acts, we will be less effective in providing our services to potential clients and you could lose your investment.

None of our technology or business model is proprietary.

Barriers to enter the securities surveillance systems and product industry are low. The technology and products required to commence operations for any potential competitor are available from third party providers. The business model, with few exceptions, is not new and can be readily adopted by those with a basic knowledge of the security surveillance systems industry.

We may be subject to product liability claims and we do not have insurance coverage for such claims which could negatively impact our financial condition.

By selling security surveillance systems, we will face an inherent business risk of exposure to product liability claims in the event that the use of our products are defective. In the event that any of the components of our security surveillance system is defective, we may be required to recall or replace defective components. We maintain product liability insurance coverage in the amount of $1,000,000 to protect us from such claims, which may not be sufficient coverage for claims against us. A successful product liability claim or series of claims brought against us would negatively impact our business and cause you to lose your investment.

Risks Related To Our Management

Should we lose the services of Dennis Mancino, our sole officer and director, our operations and financial condition may be negatively impacted.

Our future depends on the continued contributions of Dennis Mancino, our sole officer and director, who would be difficult to replace. Mr. Mancino’s services are critical to the management of our business and operations. We do not maintain key man life insurance on Mr. Mancino. Should we lose the services of Mr. Mancino, we may be unable to replace his services with equally competent and experienced personnel and our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

We incur costs and management time related expenses pertaining to SEC reporting obligations and SEC compliance matters and our management has no experience in such matters.

Dennis Mancino, our sole officer and director is responsible for our compliance with SEC reporting obligations and maintaining disclosure controls and procedures and internal control over financial reporting. These public reporting requirements and controls are relatively new to these individuals and at times will require us to obtain outside assistance from legal, accounting or other professionals that will increase our costs of doing business. Our obligations as an SEC reporting company may require significant management time which will reduce the amount of time our sole officer and director can dedicate to our operations which could reduce our revenues and profitability.  Should we fail to comply with SEC reporting and internal controls and procedures, we may be subject to securities law violations that may result in additional compliance costs or costs associated with SEC judgments or fines, each of which would increase our costs and negatively affect our potential profitability and our ability to conduct our business.

Because we do not have an audit or compensation committee, shareholders must rely on our sole director Dennis Mancino, who is not independent, to perform these functions.

We have only one officer and director. We do not have an audit or compensation committee or Board of Directors as a whole that is composed of independent directors. Because Dennis Mancino, our sole director, is also our sole officer and controlling shareholder, he is not independent. There is a potential conflict between his interests, our interests and our shareholders’ interests, since our sole director is also our sole officer will make decisions concerning his own compensation and audit issues. Until we have an audit or compensation committee or independent directors, there may be less oversight of Mr. Mancino’s decisions and activities and little or no ability for our minority shareholders to challenge or reverse his activities and decisions, even if they are not in the best interests of minority shareholders.

Our sole officer and director has voting control over all matters submitted to a vote of our common stockholders, which will prevent our minority shareholders from having the ability to control any of our corporate actions.

As of the date of this prospectus, we had 9,332,631 shares of common stock outstanding, each entitled to one (1) vote per common share.  Our President, Chief Executive Officer and Director, Dennis Mancino controls 7,200,000 shares.  As such, the aggregate number of common shares controlled by Mr. Mancino effectively entitles him to vote approximately 78% of our outstanding common shares on all matters submitted to a vote of our common stockholders.  As a result, he has the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election of directors.  Mr. Mancino’s control of our voting securities may make it impossible to complete some corporate transactions without his support and may prevent a change in our control.  In addition, this ownership could discourage the acquisition of our common stock by potential investors and could have an anti-takeover effect, possibly depressing the trading price of our common stock.

Risks Related to Our Common Stock

The offering price of the common shares being registered on behalf of the Selling Stockholders has been arbitrarily determined by us and bears no relationship to any criteria of value; as such, investors should not consider the offering price or value to be an indication of the value of the shares being registered.

Currently, there is no public market for our common stock.  The offering price for the common shares being registered on behalf of the Selling Stockholders named in this registration statement has been arbitrarily determined by us and is not based on assets, operations, book or other established criteria of value.  Thus, investors should be aware that the offering price does not reflect the book value, market price or other recognized criteria representing the value of our common shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our common stock will be a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”.  This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers.  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale.  As a result, this rule may affect the ability of broker-dealers to sell our common shares and may affect the ability of purchasers to sell any of our common shares in the secondary market.

For any transaction (other than an exempt transaction) involving a penny stock, the rules require delivery, prior to such transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market.  Disclosure is also required to be made regarding sales commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities.  Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule.  In any event, even if our common stock is exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Sales of our common stock under Rule 144 could reduce the price of our stock.

None of our outstanding common shares are currently eligible for resale under Rule 144.  In general, persons holding restricted securities in a SEC reporting company, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any ninety (90) day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  If substantial amounts of our common stock become available for resale under Rule 144, prevailing market prices for our common stock will be reduced.

Our common stock is not currently quoted or listed and may never be quoted or listed by the OTC Markets OTCQB or any other listing or quotation service and if listed, no market may ever develop for our common stock, or if developed, may not be sustained in the future. Investors may have difficulty in reselling their shares due to the lack of market or state Blue Sky laws.

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there might be significant state law restrictions upon the ability of investors to resell our shares.  Accordingly, even if we are successful in having the shares available for trading on the OTC Markets OTCQB, investors should consider any secondary market for our common shares to be a limited one.  We intend to seek coverage and publication of information regarding the company in an accepted publication, which permits a "manual exemption."  This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state.  However, it is not enough for the security to be listed in a recognized manual.  The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.  Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals.  The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Accordingly, our common shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

We may, in the future, issue additional securities, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorize us to issue 90,000,000 shares of common stock and 10,000,000 shares of blank check preferred stock.  As of the date of this prospectus, we had 9,332,631 shares of common stock and no preferred shares outstanding.  Accordingly, we may issue up to an additional 80,667,369 shares of common stock and 10,000,000 shares of blank check preferred stock.  The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders.  We may value any common stock issued in the future on an arbitrary basis including for services or acquisitions or other corporate actions that may have the effect of diluting the value of the shares held by our stockholders, and might have an adverse effect on any trading market for our common stock.  Our Board of Directors may designate the rights, terms and preferences of our authorized but unissued preferred shares at its discretion including conversion and voting preferences without notice to our shareholders.

There is no assurance of a public market or that our common stock will ever trade on a recognized stock exchange.  Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock.  Our shares have not been listed or quoted on any exchange or quotation system.  There can be no assurance that a market maker will agree to file the necessary documents with FINRA for our shares to be quoted by the OTC Markets OTCQB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained.  In the absence of a trading market, an investor may be unable to liquidate their investment.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.  Our payment of any future dividends will be at the sole discretion of our Board of Directors after considering whether we have generated sufficient revenues, our financial condition, operating results, cash needs, growth plans and other factors.  Accordingly, investors that are seeking cash dividends should not purchase our common stock.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provides a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks.  As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act.  For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments, not previously approved.  We could be an emerging growth company for up to five (5) years, although we could lose that status sooner if our revenues exceed $1,000,000,000, if we issue more than $1,000,000,000 in non-convertible debt in a three (3) year period, or if the market value of our common stock held by non-affiliates exceeds $100,000,000 as of any April 30th date before that time, in which case we would no longer be an emerging growth company as of the following April 30th . We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.”  These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors”.  The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.  We caution you not to place undue reliance on these forward-looking statements.  We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.  However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer.  Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

We will not receive proceeds from the sale of the shares by Selling Stockholders.

DETERMINATION OF OFFERING PRICE

We are registering 432,631 common shares held by selling stockholders. From November 16, 2015, through January 26, 2016, we received proceeds of approximately $199,579 or $.60 per share from the sale of 332,631 shares of our common stock to 24 persons, of which 332,631 shares are being registered.

In April and May of 2015, we sold and aggregate of 1,800,000 common shares to one (1) person at the price of $.00833 per share or an aggregate of $15,000, of which 100,000 common shares are being registered.

In September of 2015 we issued 7,200,000 common shares to Dennis Mancino, our Chief Executive Officer, President and Director for $20,000 of capital he contributed to us in 2014. We are not registering shares held by Mr. Mancino.

We have determined the offering price for the common shares being registered in this offering on behalf of the Selling Stockholders.  The offering price of the shares has been determined arbitrarily by us. It is not based upon an independent assessment of the value of our shares and should not be considered as such.  The price of the shares the Selling Stockholders are offering was arbitrarily determined.  The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	Our limited revenues;
•	Our growth potential; and
•	The price we believe a purchaser is willing to pay for our stock.

The offering price of the shares by the Selling Stockholders does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation.  Prior to this offering, there has been no market for our securities.  Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DILUTION

Not applicable.  We are not offering any shares in this registration statement.  All shares are being registered on behalf of our Selling Stockholders.

SELLING STOCKHOLDERS

The Selling Stockholders named below are selling the securities described below.  The table assumes that all of the securities will be sold in this offering.  However, any or all of the securities listed below may be retained by any of the selling security holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling security holders upon termination of this offering.

We believe that the Selling Stockholders listed in the table have sole voting and investment powers with respect to the securities indicated.  We will not receive any proceeds from the sale of the securities by the selling security holders.  None of our Selling Stockholders is or is affiliated with a broker-dealer.  All Selling Stockholders may be deemed underwriters. The percentages below are based upon 9,332,631 common shares outstanding.

Our Selling Stockholders hold an aggregate of 2,132,631common shares and of which 432,631 shares are being registered as reflected in the chart below.

The 432,631 common shares being registered were issued as follows:

•	From November 16, 2015, through January 26, 2016, we received proceeds of approximately $199,579 or $.60 per share from the sale of 332,631 shares of our common stock to 24 persons, of which 332,631 common shares are being registered, and

•	In April and May of 2015, we sold and aggregate of 1,800,000 common shares to one (1) person at the price of $.00833 per share or an aggregate of $15,000, of which 100,000 common shares are being registered.

In September of 2015 we issued 7,200,000 common shares to Dennis Mancino, our President, Chief Executive Officer and Director for $20,000 of capital he contributed to us in 2014. We are not registering shares held by our officers and directors.

We relied on Section 4(2) of the Securities Act of 1933, as amended for the offer and sale of the securities in the chart below.  We believe that Section 4(2) was available because:

•	Each investor had a pre-existing relationship with our President, Chief Executive Officer and Director, Dennis Mancino at the time of the offer and sale;
•	None of these issuances involved underwriters, underwriting discounts or commissions;
•	Restrictive legends were and will be placed on all certificates issued as described above; and
•	The offer and sale of the securities did not involve general solicitation or advertising.

In connection with the foregoing transactions, we provided the following to all investors.

•	Access to all of our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Name of Selling Security Holder	Number Of Shares Owned Before This Offering	Percentage Beneficially Owned Prior To Offering(1)	Number Of Shares To Be Offered For Sale	Number Of Shares To Be Owned After The Offering Is Complete(2)	Percent Of Common Stock Owned After The Offering Is Complete(2)
Miklos Gulyas(3)	1,800,000	19.29%	100,000	1,700,000	18.22%
Lynn Weddermann	16,667	<1%	16,667	0	0%
Joe Estes	10,000	<1%	10,000	0	0%
Maria Christina Quardida Diez	8,333	<1%	8,333	0	0%
Diego Terzano(4)	8,400	<1%	8,400	0	0%
Fabiola Terzano(4)	8,400	<1%	8,400	0	0%
Joseph Basile	83,333	<1%	83,333	0	0%
Margaret Edwards	16,667	<1%	16,667	0	0%
Howard Knaster	1,666	<1%	1,666	0	0%
Uyen Lihn Dao	5,833	<1%	5,833	0	0%
Steve Karp(5)	5,833	<1%	5,833	0	0%
Global Prestige Development Group, Inc.(7)	50,000	<1%	50,000	0	0%
Jessika Gomez(6)	4,167	<1%	4,167	0	0%
Yovani Linares	8,333	<1%	8,333	0	0%
Carmine Raffa	4,167	<1%	4,167	0	0%
Tracy Ray	1,666	<1%	1,666	0	0%
John Fahmie	4,167	<1%	4,167	0	0%
Nancy Karp(5)	1,666	<1%	1,666	0	0%
Mario Diez	4,167	<1%	4,167	0	0%
Steven Kornbluth	41,667	<1%	41,667	0	0%
Josh Mattey	8,333	<1%	8,333	0	0%
James T. Park	16,666	<1%	16,666	0	0%
Safe Harbor Equity 10 LLC(8)(6)	16,667	<1%	16,667	0	0%
Lee Jason Steinberg	1,666	<1%	1,666	0	0%
Graciela Zanotti	4,167	<1%	4,167	0	0%
Total	2,132,631		432,631	1,700,000

(1)	Based upon 9,332,631 common shares outstanding.
(2)	Assuming that all 432,631 shares being registered are sold.
(3)	In April and May of 2015, we sold and aggregate of 1,800,000 common shares to Miklos Gulyas who is our affiliate and the beneficial owner of 19.29% of our outstanding commons shares. These shares were sold to Mr. Guylas at the price of $.00833 per share or an aggregate of $15,000.
(4)	Diego Terzano and Fabiola Terzano are husband and wife who reside in the same household.
(5)	Steven Karp is the son of Nancy Karp. Both Steven Karp and Nancy Karp are over the age of 18 years, and they do not reside in the same household.
(6)	Andres Gomez and Jessika Gomez are brother and sister. Both are over the age of 18 years, and they do not reside in the same household.
(7)	On December 30, 2015, we sold 50,000 shares of common stock to Global Prestige Development Group, Inc., a Florida corporation for the price of $.60 per share or an aggregate price of $30,000. Global Prestige Development Group, Inc. is controlled by Andres Gomez who has voting and dispositive power for the shares of common stock beneficially owned by Global Prestige Development Group, Inc.
(8)	On January 18, 2016, we sold 16,667 shares of our common stock to Safe Harbor Equity 10 LLC, a Florida limited liability company for the price of $.60 per share or an aggregate price of $10,000. Safe Harbor Equity 10 LLC is controlled by Ralph Serrano who has voting and dispositive power for the shares of common stock beneficially owned by Safe Harbor Equity.
(9)	Mario Diez is the son of Maria Christina Quardida Diez. Both are over the age of 18 and they do not reside in the same household.

Prospective investors were invited to review at our offices, at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

The holders of our shares of common stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares.  Accordingly, even if we are successful in having the shares available for quotation by the OTC Markets OTCQB, investors should consider any secondary market for the Company's securities to be a limited one.  We intend to seek coverage and publication of information regarding the Company in an accepted publication which permits a "manual exemption”.  This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state.  However, it is not enough for the security to be listed in a recognized manual.  The listing entry must contain following: (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  We may not be able to secure a listing containing all of this information.  Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.  Most of the accepted manuals published that many states expressly recognize are Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports.  A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals.  The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market.  No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

Selling Stockholders are offering up to 432,631 shares of common stock.  The Selling Stockholders will offer their shares at $.70 per share until our shares are quoted on the OTC Markets OTCQB and thereafter at prevailing market prices or privately negotiated prices.  We will not receive proceeds from the sale of shares from the Selling Stockholders.

The securities offered by this prospectus will be sold by the Selling Stockholders.  Selling Stockholders in this offering may be considered underwriters.  We are not aware of any underwriting arrangements that have been entered into by the Selling Stockholders.  The distribution of the securities by the Selling Stockholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The Selling Stockholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions.  Upon default by such Selling Stockholders, the pledge in such loan transaction would have the same rights of sale as the Selling Stockholders under this prospectus.  The Selling Stockholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus.  After our securities are qualified for quotation on the OTC Markets OTCQB, the Selling Stockholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Stockholders under this prospectus.

In addition to the above, each of the Selling Stockholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Stockholders or any such other person.  We have instructed our Selling Stockholders that they may not purchase any of our securities while they are selling shares under this registration statement.

Upon this registration statement being declared effective, the Selling Stockholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two (2) years from the initial effective date of this registration statement.

There can be no assurances that the Selling Stockholders will sell any or all of the common shares being registered.  In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities.  Pursuant to oral promises we made to the Selling Stockholders, we will pay all the fees and expenses incident to the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the Selling Stockholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

OTC Markets OTCQB Considerations

To be quoted on the OTC Markets OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock.  We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter be quoted by on the OTC Markets OTCQB.

The OTC Markets OTCQB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets OTCQB.  The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted by the OTC Markets OTCQB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Markets OTCQB has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.  FINRA cannot deny an application by a market maker to quote the stock of a company.  The only requirement for inclusion by the OTC Markets OTCQB is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Markets OTCQB will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Markets OTCQB rather than on NASDAQ.  Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Markets quoted securities.  Investors do not have direct access to the OTC Markets inter-dealer quotations. For OTC Markets’ quoted, there only has to be one (1) market maker.

OTC Markets transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the OTC Markets, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ or other securities listed on national securities exchanges.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws.  Our Articles of Incorporation and Bylaws, as amended have been filed as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue 90,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of blank check preferred stock, $0.001 par value.  As of the date of this prospectus there are 9,332,631 shares of our common stock issued and outstanding held by twenty-six (26) stockholders of record, and no shares of our preferred stock outstanding.

Common Stock

Each share of our common stock entitles the holder to one (1) vote, either in person or by proxy, at meetings of shareholders.  The shareholders are not permitted to vote their shares cumulatively.  Accordingly, the holders of more than fifty percent (50%) of the total voting rights on matters presented to our common stockholders can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any such directors.  The vote of the holders of a majority of the holders entitled to vote on matters submitted to our common stockholders including of our preferred stock described below is sufficient to authorize, affirm, ratify, or consent to such act or action, except as otherwise provided by law.

To date, we have paid no cash dividends on our shares of common stock.  Any future payment of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.  We have no present plans for future cash or stock dividends.  We intend to retain future earnings, if any, to provide funds for operation of our business.

Holders of our common stock have no preemptive rights.

Upon our liquidation or dissolution, the assets legally available for distribution to holders of shares of the common stock, after payment of all of our obligations, are distributable ratably among the holders of the then outstanding common stock.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock with a par value of $.001 per share.  Our Board of Directors can designate the rights, terms, designations and preferences without notice to or a vote of our stockholders.

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

There is presently no established public trading market for our shares of common stock.  We anticipate on applying for trading of our common stock on the OTC Markets OTCQB upon the effectiveness of the registration statement of which this prospectus forms apart.  However, we can provide no assurance that our shares of common stock will be quoted by the OTC Markets OTCQB or, if quoted, that a public market will materialize.

Holders

As of the date of this registration statement, we had 9,332,631 shares of common stock outstanding held by twenty-six (26) holders.

Transfer Agent and Registrar

Our Transfer Agent is Globex Stock Transfer, LLC located at 780 Deltona Blvd., Suite 202, Deltona, Florida 32725. Their phone number is 813-344-4490. Its website is www.globextransfer.com.

Dividends

Since inception we have not paid any dividends on our common stock.  We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock.  Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.  Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Securities Authorized for Issuance under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs.  In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in our best interest and our shareholders to do so.

Penny Stock Considerations

Our shares will be "penny stocks", as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

•	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
•	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value, and information regarding the limited market in penny stocks; and
•	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of Selling Stockholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Markets OTCQB Qualification for Quotation

To have our shares of common stock on the OTC Markets OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock.  We have not engaged in discussions with a FINRA Market Maker to file our application on Form 211 with FINRA.  Based upon our counsel's prior experience, we anticipate that after this registration statement is declared effective, it will take approximately two (2) - eight (8) weeks for FINRA to issue a trading symbol and allow sales of our common stock.

Sales of our common stock under Rule 144

We presently have 9,332,631 common shares outstanding. Of these shares 332,631 common shares are held by non-affiliates and 9,000,000 common shares are held by affiliates, which Rule 144 of the Securities Act of 1933 defines as restricted securities.  None of our outstanding shares are eligible for resale under Rule 144.

332,631 shares of our common shares held by twenty-four (24) non-affiliates and 100,000 shares held by one (1) affiliate are being registered in this offering. The Selling Stockholder who is an affiliate is not an officer or director but is the holder of approximately 19.29% of our outstanding common shares prior to the offering. All of the remaining affiliates’ shares will be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six months, may not sell more than one percent of the total issued and outstanding shares in any ninety (90) day period, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Reports to Shareholders

As a result of this offering and assuming the registration statement is declared effective before December 31, 2016, as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through December 31, 2016, including a Form 10-K for the year ended December 31, 2016, assuming this registration statement is declared effective before that date.  At or prior to December 31, 2016, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act.  This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC.  In addition, our officers, directors and ten percent (10%) stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.  We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than five hundred (500) shareholders and total assets of more than $10 million on December 31, 2016.  If we do not file a registration statement on Form 8-A at or prior to December 31, 2016 as presently intended, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities can no longer be quoted on the OTC Markets OTCQB, and our officers, directors and ten (10%) stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.  We will deliver an annual report to our security holders that will include audited financial statements regardless of whether we are obligated to do so.

OUR BUSINESS

Overview

We are a development-stage company, incorporated in the State of Florida on January 1, 2014 to distribute and install digital high definition security systems and related products.

Our principal executive office is located at 333 NE 24th Street, Suite 100B, Miami, Florida 33137.  Our telephone number is 786-294-0559.  Our website is www.hdview360.com and is not part of this prospectus.

We generated our first revenues in January of 2014.

For the year ended December 31, 2014 and nine (9) months ended September 30, 2015 we had revenues of $295,760 and $507,543. For the year ended December 31, 2014, and nine (9) months ended September 30, 2015, we have a net (loss) income of ($13,322) and $89,406 respectively.

From November 16, 2015, through January 26, 2016, we received proceeds of approximately $199,579 or $.60 per share from the sale of 332,631 shares of our common stock to 24 persons.

In April and May of 2015, we sold and aggregate of 1,800,000 common shares to one (1) person at the price of $.00833 per share or an aggregate of $15,000, of which 100,000 common shares.

As of the date of this prospectus, we had cash on hand of $245,975 for our operational needs. Currently, our operating expenses are approximately $20,000 per month.  After this registration statement is declared effective, our operating expenses will be approximately $25,000 per month because of the costs of SEC reporting. If we fail to generate sufficient revenues or raise additional funds to meet our monthly operating costs we will not have available cash for operations beyond nine (9) months.

Our Operations

We provide full service IT Networking and Installation services to commercial clients in the U.S. Most of our revenues derive from the installation of security and surveillance systems which are generally non-recurring. Our customers are primarily commercial entities. We sell surveillance products and install security systems primarily for commercial customers and generate revenues from the sale of these systems to our customers and, to a lesser extent, from maintenance of these systems for our customers. After we have installed a system at any particular customer site, we have generated the majority of revenues from that particular client. We would not expect to generate significant revenues from any existing client in future years unless that client has additional installation sites for which our services might be required. Therefore, in order to maintain a level of revenues each year that is at or in excess of the level of revenues we generated in prior years, we must identify and be retained by new clients. If our business development, marketing and sales techniques do not result in an equal or greater number of projects of at least comparable size and value for us in a given year compared to the prior year, then we may be unable to increase our revenues and earnings or even sustain current levels in the future.

Our Surveillance Systems and Products

Our products capture, digitize and transmit video over different types of wired and wireless networks using analog, internet protocol and serial digital interface technology. Our products allow users to deploy an end-to-end IP video solution with analytics or evolve to IP video operations without discarding their previous investments in analog closed circuit television technology.

Our products are marketed under the HD View 360 brand.

We believe that the following competitive strengths will enable us to sustain our leadership in the video intelligence market:

•	Our open platform facilitates interoperability with our customers’ existing business and security systems and with complementary third-party products.
•	We are able to help our customers cost-effectively migrate to networked IP video without the need to discard their analog CCTV investments.

Our basic security system starts at $995 which includes installation.  Our products are sold from our retail location at 333 NE 24th Street, Suite 100B, Miami, Florida 33137. Orders originating from our website are placed by telephone.

We employ one (1) full time sales person and do not employ an outside sales force.

Our Products include:

•	IP Network Video Recorders
•	Analog Digital Video Recorders
•	HDCVI Video Recorders
•	HDCVI Cameras
•	HDCVI Pan Tilt Cameras
•	IP Cameras
•	IP Pan Tilt Zoom Cameras
•	Video IP Intercom
•	Analog Cameras
•	Connectors
•	Cable
•	Secure Lock Boxes
•	HDMI Video Products
•	IP Networking
•	Tools, Testers & Power Supplies

Our services include:

•	Networking
•	IT Solutions
•	Structured Cabling
•	Mobile App and Mobile device integration
•	CCTV installation & upgrades

Employees

We have a total of four (4) full time employees consisting of our President, Chief Executive Officer and Director, Dennis Mancino, one (1) sales person and two (2) employees who install our security systems. We employ one (1) part-time employee who provides bookkeeping, clerical and administrative services on an as needed basis.

None of our employees are represented by a collective bargaining agreement, nor have we experienced any work stoppages.  We believe that we maintain good relationships with our employees.

Suppliers

We purchase our products including those used in our security surveillance systems from third party suppliers on an as needed basis. Products sold under the HD View 360 name are purchased from a variety of suppliers. Should any supplier stop providing us with products, we believe we could locate another supplier offering comparable pricing and terms.

Property

We occupy approximately 850 square feet at 333 NE 24th Street, Suite 100B, Miami Florida. This location consists of approximately 400 square feet of warehouse space and approximately 450 square feet of office and retail space. We occupy this location pursuant to a lease agreement that requires us to pay $2,471 monthly. The lease expires on June 1, 2016. We believe this location is suitable for our current needs.

Dependence on a Few Customers

Most of our revenues derive from the installation of surveillance systems for security purposes which are generally non-recurring. As such, we are not dependent on one or a few customers.

Marketing

We have not yet implemented a marketing strategy and all sales to date have been generated by the personal and professional contracts of Dennis Mancino, our President, Chief Executive Officer and Director.

Our marketing strategy is to develop our “HD View 360” brand name and “HD View 360 Surveillance Systems” slogan for those seeking security surveillance systems and products.  Throughout 2016, we plan to participate in tradeshows and provide brochures of our security systems and products at events designed for businesses with multiple locations and franchises in order to develop reoccurring revenues from our commercial customers that continue after a system is installed. Additionally, our marketing campaign is as follows:

•	In April of 2016, we plan to create email marketing materials targeting commercial users of security based services including hospitals, shopping centers, office buildings and other businesses focusing on business with multiple locations and/or franchises to develop reoccurring revenues.
•	In May of 2016, we plan to begin social media campaigns on Twitter, Facebook, LinkedIn and other websites to create recognition for our products and services and drive traffic to our website;
•	In June 2016, we plan to enhance our website to provide more enhanced product descriptions and specifications and add a shopping cart for online orders;
•	In July of 2016, we plan to establish Google AdWords and search engine optimization campaigns to drive traffic to our website; and
•	In August of 2016, we plan to offer event promotions at our facilities and tradeshows to demonstrate our products.

We believe that a marketing mix of email and print advertising, social media campaigns, internet advertising and event promotions targeting local and regional businesses is an optimal strategy to increase revenues.

Raw Materials

We do not use raw materials in our products.

Research and Development

All of our research to date has been done by Dennis Mancino, our President, Chief Executive Officer and Director who is in charge of our day to day operations.  We have not spent any amounts on research and development since our inception on January 1, 2014.

Competition

Our product market is highly competitive and rapidly changing.  Our ability to compete depends upon many factors within and outside our control, including the performance and reliability of our product kits, customer service, marketing efforts and development of our logs and brand name.  Due to the relatively low barriers to entry we expect additional competition from other emerging companies.  Many of our existing and potential competitors are substantially larger than us and have significantly greater financial, technical and marketing resources.  As a result, they may be able to respond more quickly to new or emerging technologies for our products.  There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressure will not have a material adverse effect on our business, operating results and financial condition.

Seasonality

Our business is not affected by seasonal factors.

Intellectual Property

We have no registered or patented intellectual property. We recently applied for trademark protection of the HD View 360 name but no protection has been granted and there is no assurance protection will be granted. Trademarks and trade names distinguish the various companies from each other.  If customers are unable to distinguish our products from those of other companies, we could lose sales to our competitors.  We do not have any registered trademarks and trade names, so we only have common law rights with respect to infractions or infringements on our products and services.  Many subtleties exist in product descriptions, offering and names that can easily confuse customers.  The name of our principal products and services may be found in numerous variations of the name and descriptions in various media and product labels.  This presents a risk of losing potential customers looking for our products and buying someone else’s because they cannot differentiate between them.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion of our financial condition and results of operations in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors”.

Overview

We were formed on January 1, 2014, to provide security surveillance products and systems to commercial users. We have had increasing revenues, and are profitable.

We expect that our research, sales and marketing costs will continue to increase as a percentage of revenues in the short-term.

Liquidity and Capital Resources

We derive revenues from the sale and installation of our security related surveillance system products and services.

For the year ending December 31, 2014, our net sales were $295,760. For the nine (9) month period ended September 30, 2014, our net sales were 228,346 compared to $507,543 for the same period in 2015.

We have experienced and expect an increasing trend in sales due to our ability to fulfill more orders that will come from greater brand acceptance due to previous and continuing expenditures in marketing and sales. Most of our revenues derive from the sale and installation of security and surveillance systems which are generally non-recurring. We sell surveillance products and install security systems primarily for commercial customers and generate revenues from the sale of these systems to our customers and, to a lesser extent, from maintenance of these systems for our customers. After we have installed a system at any particular customer site, we have generated the majority of revenues from that particular client. We would not expect to generate significant revenues from any existing client in future years unless that client has additional installation sites for which our services might be required. Therefore, in order to maintain a level of revenues each year that is at or in excess of the level of revenues we generated in prior years, we must identify and be retained by new clients. If our business development, marketing and sales techniques do not result in an equal or greater number of projects of at least comparable size and value for us in a given year compared to the prior year, then we may be unable to increase our revenues and earnings or even sustain current levels in the future. To address this issue, we plan to target businesses with multiple locations and which are franchises.

We do not anticipate any increase in the base cost of our products, but do expect increased labor cost in proportion to an increase in revenues. Increased sales in 2015 are attributable to an alteration of our business model, where we transitioned into providing installation services, which is a higher margin line of revenues. We sold virtually the same number of systems in the nine (9) months ended September 30, 2015, as in the same period 2014, but sales increased substantially because of installing all the systems sold in the nine (9) months ended September 30 2015, compared to almost none in the same period 2014.

Costs and Expenses

For the year ending December 31, 2014, our costs of sales sold was $203,259. For the nine (9) months ending September 30, 2014, our cost of sales was $154,731, compared to $222,100 for the nine (9) months ending September 30, 2015. Our cost of sales was 68% for the nine (9) months ending September 30, 2014 and 44% for the nine (9) months ending September 30, 2015. This percentage decrease directly resulted from our altering our business model to incorporating the sale of installation services, which is a higher profit margin side of the business.

Our gross profit was $92,501 for the year ending December 31, 2014.  For the nine (9) months ending September 30 2014, our gross profit was $73,615, compared to $285,443 for the period ending September 30, 2015. Our gross profit as a percentage of Net Sales was 32% for the nine (9) months ending September 30, 2014 and 56% for the nine (9) months ending September 30, 2015. In 2014 we completed minimal equipment installations for our customers and in 2015 we completed equipment installations for virtually all of our customers and billed the customers for this.

During the year ended December 31, 2014, we spent $105,681 on general and administrative expenses. During the nine (9) months ended September 30, 2014, we spent $82,296 on general and administrative expenses compared to $159,843 for the nine (9) month period ending September 30, 2015. Our general and administrative expenses increased $77,549, 94%, for the nine (9) months ended September 30, 2015 over the nine (9) months ended September 30, 2014, because two significant categories increase: professional fees increased $25,075, 1,252% which were related to the preparation to become a public company and our travel expenses and contract labor increased $44,609, 292% which were related to our changeover to completing equipment installations.

We had a net loss of ($13,322) for year ended December 31, 2014.  For the nine (9) month period ended September 30, 2014, we had a net loss of ($8,681) compared to net income of $89,406 for the nine (9) months ended September 30, 2015. The change from a net loss to net income for the nine (9) months ended September 30, 2015 compared to the nine (9) months ended September 30, 2014 is directly related to altering our business model to incorporating the sale of installation services, which is a higher profit margin side of the business.

If we continue to generate revenues consistent with the nine (9) month period, we will have sufficient liquidity and capital resources to meet our operating costs of approximately $25,000 per month once this registration statement is declared effective. As of December 29, 2015, we had cash on hand of $237,000, which is sufficient to meet our operating expenses for approximately nine (9) months.

Results of Operations

The following tables set forth selected consolidated statement of operations data for each of the periods indicated:

	Year Ended	Nine (9) Months Ending
	December 31,	September 30,
	2014	2014	2015
Consolidated Statements of Operations
Net Sales	$295,760	$228,346	$507,543
Cost of Sales	$203,259	$154,731	$222,100

Gross Profit	$92,501	$73,615	$285,443
General & Administrative Expenses	$105,681	$82,296	$159,843
Net (Loss) Income	($13,322)	($8,681)	$89,406

For the nine (9) months ending September 30 2014, we sold approximately 115 units at an approximate average sale price of $1,970 equaling $228,346 in sales. For the nine (9) months ending September 30 2015, we sold approximately 90 units at an approximate average sale price of $1,970 equaling approximately $177,210 in sales plus installation of these 90 units equaling approximately $330,333 in sales.

Our Cost of Sales was 68% for the nine (9) months ending September 30, 2014 and 44% for the nine (9) months ending September 30, 2015. This percentage decrease directly resulted from our altering our business model to incorporating the sale of installation services, which is a higher profit margin side of the business.

Our Gross Profit as a percentage of Net Sales was 32% for the nine (9) months ending September 30, 2014 and 56% for the nine (9) months ending September 30, 2015. In 2014 we completed minimal equipment installations for our customers and in 2015 we completed equipment installations for virtually all of our customers and billed the customers for this.

Our General and Administrative Expenses increased $77,549, 94%, for the nine (9) months ended September 30, 2015 over the nine (9) months ended September 30, 2014, because two significant categories increase: professional fees increased $25,075, 1,252% which were related to the preparation to become a public company and our travel expenses and contract labor increased $44,609, 292% which were related to our changeover to completing equipment installations.

The change from a Net Loss to Net Income for the nine (9) months ended September 30, 2015 compared to the nine (9) months ended September 30, 2014, is directly related to altering our business model to incorporating the sale of installation services, which is a higher profit margin side of the business.

Cash Flow Activities

Cash increased $37,664 from $3,641 at December 31, 2014 to $41,305 at September 30, 2015. This increase was principally a result of a net profit of $89,406 for the nine (9) months ended September 30, 2015; inventory decreasing $13,155; accounts payable and accrued expenses increasing $34,411; customer deposits increasing $10,008; $0 expended on the purchase of fixed assets; less distributions to the then sole stockholder of $90,190. Inventory decreased because the Company is learning what products sell well and is eliminating those products which are slow moving from inventory and not purchasing replacements. Accounts payable and accrued expenses increased at period end as a result of the Company better controlling both its expenses and cash flows. Customer deposits increased as the result of customers paying deposits just before period end. Acquisition of fixed assets fell to zero because the Company has no need to acquire additional fixed assets at this time.

Financing Activities

During the nine (9) month periods ended September 30, 2015 compared to 2014, the Company became less reliant on loans/capital contributions from its shareholder as it was generating sufficient cash flows from operations. During the nine (9) months ended September 30, 2014, our then sole shareholder contributed/advanced a total of $61,310 and was reimbursed $20,000. During the nine (9) months ended September 30, 2015, our then sole shareholder contributed/advanced a total of $17,675 and was reimbursed $15,000.

Subsequent to September 30, 2015 up to the date of this filing, the Company sold 332,631 shares of common stock in exchange for $199,579 in cash.

Property and Equipment

We occupy approximately 850 square feet at 333 NE 24th Street, Suite 100B, Miami Florida. This location consists of approximately 400 square feet of warehouse space and approximately 450 square feet of office and retail space. We occupy this location pursuant to a lease agreement that requires us to pay $2,471 monthly. The lease expires on June 1, 2016. We believe this location is suitable for our current needs.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

Income Taxes

We account for income taxes under ASC 740 “Income Taxes” which codified SFAS 109, “Accounting for Income Taxes” and FIN 48 “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations.

Per Share Information

We compute net loss per share accordance with FASB ASC 205 “Earnings per Share”. FASB ASC 205 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement.

Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

Stock Option Grants

We have not granted any stock options to our officers and directors since our inception. Upon the further development of our business, we will likely grant options to directors and officers consistent with industry standards for nutritional and dietary supplement companies.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Our financial instruments consist of cash and cash equivalents, prepaid expenses, payables and accrued expenses. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. We consider the carrying values of our financial instruments in the consolidated financial statements to approximate fair value, due to their short-term nature.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided for using straight-line methods over the estimated useful lives of the respective assets.

Valuation of Long-Lived Assets

We periodically evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset were less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Regulation S-K Item 303(a)(4).

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors.  Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board of Directors, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Dennis Mancino	43	President, Chief Executive Officer and Director

Dennis Mancino, President, Chief Executive Officer and Director

Dennis Mancino, has served as our President, Chief Executive Officer & Director since January 1, 2014. From November 1, 2005 until December 10, 2013, Mr. Mancino was the Chief Executive Officer of TJM Investments.

Mr. Mancino received a degree in Business Administration in June of 1991 and graduated from Kingsboro Community College located in Brooklyn, New York.

As our director, Mr. Mancino provides his experience overseeing and managing our day to day operations.

Family Relationships

There are no family relationships among our directors and executive officers and shareholders.

Legal Proceedings

In July of 1999, Dennis Mancino, our President, Chief Executive Officer and Director was convicted by the United States District Court of the Eastern District of New York of conspiracy to distribute marijuana (98-CR-582(S-2)- 11). Other than the foregoing, no officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten (10) years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time,
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),
•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,
•	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
•	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.
•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.
•	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Code of Business Conduct and Ethics

We do not have any standing audit, nominating, and compensation committees of the Board of Directors, or committees performing similar functions.  We do not currently have a Code of Ethics applicable to our principal executive, financial, or accounting officer.  All Board actions have been taken by Written Action rather than formal meetings.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the officer and directors for services rendered in all capacities for the years ending December 31, 2014. No other officers and directors were compensated during the year ended December 31, 2014.

Names and Principal Position	Year Ended December 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non-Qualifies Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Dennis	2015	0	0	0	0	0	0	$121,340	$121,340
Mancino, President, Chief Executive Officer and Director	2014	0	0	0	0	0	0	0	0

(1) During the year ended December 31, 2014, we paid $121,340 to Dennis Mancino, directly or to Empire Limited Partner, an entity controlled by Dennis Mancino, our President, Chief Executive Officer and Director, for commissions on sales.

Outstanding Equity Awards At Fiscal Year-End December 31, 2014

	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dennis Mancino President, Chief Executive Officer and	2015	0	0	0	0	0	0	0	0	0
Director	2014	0	0	0	0	0	0	0	0	0

Our Board of Directors determines the compensation paid to our executive officers based upon the years of service to us, whether services are provided on a full time basis and the experience and level of skill required.

We may award our officers and directors shares of common stock as non-cash compensation as determined by the board of directors from time to time. The board will base its decision to grant common stock as compensation on the level of skill required to perform the services rendered and time committed to providing services to us.

At no time during the last fiscal year with respect to any person listed in the table above was there:

  any outstanding option or other equity-based award re-priced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined);
  any waiver or modification of any specified performance target, goal or condition to payout with respect to any amount included in non-stock incentive plan compensation or payouts;
  any option or equity grant;
  any non-equity incentive plan award made to a named executive officer;
  any nonqualified deferred compensation plans including nonqualified defined contribution plans; or
  any payment for any item to be included under the heading “All Other Compensation” in the Summary Compensation Table.

Employment Agreements with Management

On December 28, 2015, we entered into an agreement with Dennis Mancino, our President, Chief Executive Officer and Director to provide services to us. The agreement has a term of two (2) years and requires us to pay $7,000 per month to Mr. Mancino for his services as our President, Chief Executive Officer and Director.

Our Board of Directors determines the compensation paid to our executive officers, based upon the years of service to us, whether services are provided on a full time basis and the experience and level of skill required.

We may award our officers and directors shares of common stock as non-cash compensation as determined by the Board of Directors from time to time. The Board of Directors will base its decision to grant common stock as compensation on the level of skill required to perform the services rendered and time committed to providing services to us.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have and have never had any equity compensation plans and therefore no equity awards are outstanding as of the date of this prospectus.

Director Compensation

Our directors do not receive any other compensation for serving on the Board of Directors.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors.

Our directors are not reimbursed for expenses incurred by them in connection with attending board meetings and they do not receive any other compensation for serving on the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 1, 2015, we issued 7,200,000 common shares to Dennis Mancino, our President, Chief Executive Officer and Director.

On December 28, 2015, we entered into an agreement with Dennis Mancino to provide services to us. The agreement has a term of two (2) years and requires us to pay $7,000 per month to Mr. Mancino for his services as our President, Chief Executive Officer and Director.

On July 1, 2015, Dennis Mancino provided advances in the amount of $8,485. Throughout the year in 2014, Dennis provided advances to us in the aggregate amount of $41,310. We repaid $33,000 and $2,500 on February 24, 2014, and September 20, 2014, respectively.

During 2014, Dennis Mancino contributed $20,000 to our operations.

During the year ended December 31, 2014, we paid $121,340 to Dennis Mancino, directly or to Empire Limited Partner, an entity controlled by Dennis Mancino, our President, Chief Executive Officer and Director, for commissions on sales.

Other than stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

•	Any of our directors or officers;
•	Any proposed nominee for election as our director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than ten percent (10%) of the voting rights attached to our shares; or
•	Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of the date of this registration statement, for (i) each stockholder known to be the beneficial owner of five percent (5%) or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within sixty (60) days through an exercise of stock options or warrants or otherwise.  Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within sixty (60) days of the date of this prospectus.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the Closing Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company at 333 NE 24th Street, Suite 100B, Miami, Florida 33137.

Name of Beneficial Owner	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percentage Held(1)
Common Stock
Dennis Mancino, President, Chief Executive Officer and Director	7,200,000	Direct	77%
Total Officers & Directors (1 Person)	7,200,000	Direct	77%
Other 5% Holders
Miklos Gulyas	1,800,000	Direct	18.21%

(1)	Based on 9,332,631 shares of common stock issued and outstanding as of the date of this registration statement. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

INTEREST OF NAMED EXPERTS

The financial statements for the year ended December 31, 2014, have been audited by Daszkal Bolton LLP, independent registered public accounting firm, whose address is 490 Sawgrass Corporate Pkwy, Suite 200, Sunrise, FL 33325, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Hamilton & Associates Law Group, P.A. whose address is 101 Plaza Real South, Suite 202 N, Boca Raton Florida 33432.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the securities in this offering.  This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement.  For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement.  Statements contained in this prospectus about the contents of any contract or other document filed as an exhibit to this registration statement include the material provisions of the contract or other document.  A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC.  The address of the website is www.sec.gov.

Upon effectiveness of this registration statement, we will file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission.  These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

432,631 SHARES OF COMMON STOCK

HD VIEW 360 INC

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.  THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of This Prospectus February__ 2016.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. OTHER EXPENSES AND ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of securities being registered.

SEC Registration Fee	$30.50
Accounting & Auditing Fees and Expenses	$37,600.00
Legal Fees and Expenses	$25,000.00
Miscellaneous	$5,000.00
Total	$67,630.50

All amounts are estimates other than the Commission’s registration fee.  We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the Selling Stockholders.  The Selling Stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section.  Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Our Bylaws provides that we shall indemnify our officers, directors, and employees, and agents unless specifically approved in writing by the board of directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment.  Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by our Board of Directors.

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Bylaws or Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors.  Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The two (2) years prior to this Offering, we offered and sold securities below.  None of the issuances involved underwriters, underwriting discounts or commissions.  We relied upon Sections 4(2) of the Securities Act, and Rule 506 of the Securities Act of 1933, as amended for the offer and sale of the securities.  We believed these exemptions were available because:

•	We are not a blank check company;
•	We filed a Form D, Notice of Sales, with the SEC;
•	Sales were not made by general solicitation or advertising;
•	All certificates had restrictive legends; and
•	Sales were made to persons with a pre-existing relationship to Dennis Mancino, our President, Chief Executive Officer and Director.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Shares Issued for Cash Consideration

On April 15, 2015, we sold 900,000 shares of common stock to Miklos Gulyas at the price of $.01 per share or an aggregate price of $7,500. On May 27, 2015, we sold 900,000 shares to Mike Gulyas at the price of $.01 per share or an aggregate of $7,500. We issued these shares to Mr. Guylas on September 1, 2015.

On September 1, 2015, we issued 7,200,000 shares of common stock to Dennis Mancino for $20,000 capital contributed in 2014, to us, as our founder. We valued these shares at the price of $.001 per share or an aggregate price of $7,200.

On November 16, 2015, we sold 16,667 shares of common stock to Lynn Weddermann at the price of $.60 per share or an aggregate price of $10,000.

On November 19, 2015, we sold 10,000 shares of common stock to Joe Estes at the price of $.60 per share or an aggregate price of $6,000.

On December 1, 2015, we sold 8,333 shares of common stock to Maria Christina Quardida Diez at the price of $.60 per share or an aggregate price of $5,000.

On December 19, 2015, we sold 8,400 shares of common stock to Diego Terzano at the price of $.60 per share or an aggregate price of $5,040.

On December 19, 2015, we sold 8,400 shares of common stock to Fabiola Terzano at the price of $.60 per share or an aggregate price of $5,040.

On December 21, 2015, we sold 83,333 shares of common stock to Joseph Basile at the price of $.60 per share or an aggregate price of $50,000.

On December 22, 2015, we sold 12,500 shares of common stock to Margaret Edwards at the price of $.60 per share or an aggregate price of $7,500. On January 19, 2016, Margaret Edwards purchased an additional 4,167 shares at the price of $.60 per share or an aggregate of $2,500.

On December 22, 2015, we sold 1,666 shares of common stock to Howard Knaster at the price of $.60 per share or an aggregate price of $1,000.

On December 24, 2015, we sold 5,833 shares of common stock to Uyen Lihn Dao at the price of $.60 per share or an aggregate price of $3,500.

On December 24, 2015, we sold 5,833 shares of common stock to Steven Karp at the price of $.60 per share or an aggregate price of $3,500.

On December 24, 2015, we sold 50,000 shares of common stock to Global Prestige Development Group, Inc., a Florida corporation controlled by Andres Gomez, at the price of $.60 per share or an aggregate price of $30,000.

On December 29, 2015, we sold 4,167 shares of common stock to Jessika Gomez at the price of $.60 per share or an aggregate price of $2,500.

On December 29, 2015, we sold 8,333 shares of common stock to Yovani Linares at the price of $.60 per share or an aggregate price of $5,000.

On December 30, 2015, we sold 4,167 shares of common stock to Carmine Raffa at the price of $.60 per share or an aggregate price of $2,500.

On December 30, 2015, we sold 1,666 shares of common stock to Tracy Ray at the price of $.60 per share or an aggregate price of $1,000.

On December 30, 2015, we sold 4,167 shares of common stock to John Fahmie at the price of $.60 per share or an aggregate price of $2,500.

On December 30, 2015, we sold 1,666 shares of common stock to Nancy Karp at the price of $.60 per share or an aggregate price of $1,000.

On December 30, 2015, we sold 4,167 shares of common stock to Mario Diez at the price of $.60 per share or an aggregate price of $2,500.

On December 31, 2015, we sold 41,667 shares of common stock to Steven Kornbluth at the price of $.60 per share or an aggregate price of $25,000.

On January 8, 2016, we sold 8,333 shares of common stock to Josh Mattey at the price of $.60 per share or an aggregate price of $5,000.

On January 14, 2016, we sold 16,666 shares of common stock to James T. Park at the price of $.60 per share or an aggregate price of $9,999.60.

On January 18, 2016, we sold 16,667 shares of common stock to Safe Harbor Equity 10 LLC, at the price of $.60 per share or an aggregate price of $10,000.

On January 19, 2016, we sold 1,666 shares of common stock to Lee Jason Steinberg at the price of $.60 per share or an aggregate price of $1,000.

On January 26, 2016, we sold 4,167 shares of common stock to Graciela Zanotti at the price of $.60 per share or an aggregate price of $2,500.

ITEM 16.  EXHIBITS

Exhibit No.		Description
3.1	*	Articles of Incorporation
3.2	*	Amendment to Articles of Incorporation dated January 9, 2014
3.3	*	Amendment to Articles of Incorporation dated September 1, 2015
3.4	*	By-Laws
5.1		Legal Opinion of Hamilton & Associates Law Group, P.A.
10.2	*	Employment Agreement with Dennis Mancino
10.3		Lease Agreement
23.1		Consent of Daszkal Bolton LLP
23.2		Consent of Hamilton & Associates Law Group, P.A. (included in Exhibit 5.1)

* Previously filed

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
iii.)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(5)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Report of Independent Registered Public Accounting Firm

To the Board of Director and

Shareholders of HD View 360, Inc.

Miami, Florida 33137

We have audited the accompanying balance sheet of HD View 360, Inc. (the “Company”) at December 31, 2014, and the related statement of operations, stockholders’ equity and cash flows for the year then ended.  The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HD View 360, Inc. at December 31, 2014, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

December 30, 2015

HD View 360, Inc.

Balance Sheets

December 31, 2014 and September 30, 2015

ASSETS
	December 31,	September 30,
	2014	2015
	(Audited)	(Unaudited)

Current assets:
Cash	$3,641	$41,305
Inventory	13,546	26,701
Prepaid expenses	2,200	2,200
Total current assets	19,387	70,206

Property and equipment, net	13,750	34,126

Total assets	$33,137	$104,332

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$5,649	$40,060
Customer deposits	—	10,008
Due to shareholder	5,810	8,485
Capital lease obligations-current portion	—	4,391
Total current liabilities	11,459	62,944

Capital lease obligations-non current portion	—	20,494

Total liabilities	11,459	83,438

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value, 90,000,000 shares
authorized, -0- and 9,000,000 shares issued and outstanding
at December 31, 2014 and September 30, 2015, respectively	—	9,000
Additional paid-in capital	35,000	11,894
Accumulated deficit	(13,322)	—
Total stockholders' equity	21,678	20,894

Total liabilities and stockholders' equity	$33,137	$104,332

See accompanying notes to financial statements.

HD View 360, Inc.

Statements of Operations

For the Year Ended December 31, 2014

Three and Months Ended September 30, 2014 and 2015

	Year Ended	Three Months Ended		Nine Months Ended
	December 31,	September 30,		September 30,
	2014	2014	2015	2014	2015
	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$295,760	$58,517	$214,846	$228,346	$507,543

Cost of sales	203,259	30,687	102,021	154,731	222,100

Gross profit	92,501	27,830	112,825	73,615	285,443

General and administrative expenses	105,681	23,136	86,760	82,296	159,843

(Loss) income from operations	(13,180)	4,694	26,065	(8,681)	125,600

Other income (expense)
Interest expense	142	—	—	—	—
Total other expenses	142	—	—	—	—

Net (loss) income before income taxes	(13,322)	4,694	26,065	(8,681)	125,600
Income taxes	—	—	5,128	—	36,194

Net (loss) income	$(13,322)	$4,694	$20,937	$(8,681)	$89,406

(Loss) earnings per share	$(0.00)	$0.00	$0.00	$(0.00)	$0.01

Weighted average shares outstanding	9,000,000	9,000,000	9,000,000	9,000,000	9,000,000

See accompanying notes to financial statements.

HD View 360, Inc.
Statements of Changes in Shareholders’ Equity

For the Year Ended December 31, 2014 and

Nine Months Ended September 30, 2015

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholders'
	Shares	Amount	Capital	Earnings	Equity

Balance, January 1, 2014	—	$—	$—	$—	$—

Contributions to capital	—	—	55,000	—	55,000

Return of capital contributed	—	—	(20,000)	—	(20,000)

Net loss	—	—	—	(13,322)	(13,322)

Balance, December 31, 2014 (Audited)	—	—	35,000	(13,322)	21,678

Contribution to capital	—	—	15,000	—	15,000

Return of capital contributed	—	—	(15,000)	—	(15,000)

Issuance of shares for capital contributed	9,000,000	9,000	(9,000)	—	-

Net income	—	—	—	89,406	89,406

Distributions	—	—	(14,106)	(76,084)	(90,190)

Balance, September 30, 2015 (Unaudited)	9,000,000	$9,000	$11,894	$—	$20,894

See accompanying notes to financial statements.

HD View 360, Inc.
Statements of Cash Flows

Year Ended December 31, 2014

Nine Months Ended September 30, 2014 and 2015

	Year Ended	Nine Months Ended
	December 31,	September 30,	September 30,
	2014	2014	2015
	(Audited)	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net (loss) income	$(13,322)	$(8,681)	$89,406
Adjustments to reconcile net (loss) income to net cash
(used in) provided by operating activities:
Depreciation	5,750	4,125	5,973
(Increase) in:
Prepaid expenses	(2,200)	(2,200)	—
Inventory	(13,546)	(16,233)	(13,155)
Increase (decrease) in:
Accounts payable and accrued expenses	5,649	3,777	34,411
Capital lease obligations	—	—	(1,464)
Customer deposits	—	—	10,008
Net cash (used in) provided by operating activities	(17,669)	(19,212)	125,179

Cash flows from investing activities:
Purchase of property and equipment	(19,500)	(19,500)	—
Net cash used in investing activities	(19,500)	(19,500)	—

Cash flows from financing activities:
Shareholder advances	5,810	6,310	2,675
Contributions to capital	55,000	55,000	15,000
Distributions	—	—	(90,190)
Return of capital contributed	(20,000)	(20,000)	(15,000)
Net cash provided by (used in) financing activities	40,810	41,310	(87,515)

Net increase in cash	3,641	2,598	37,664

Cash at beginning of period	—	—	3,641

Cash at end of period	$3,641	$2,598	$41,305

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$—
Vehicle acquired via capital lease	$—	$—	$26,349

See accompanying notes to financial statements.

HD View 360, Inc.

Notes to Financial Statements

Note 1 – Nature of Operations

HD View 360, Inc. (the “Company”) was incorporated in the State of Florida with an effective date of January 1, 2014. The Company design and installs closed-circuit television (“CCTV”) systems, using Analog, Internet Protocol and Serial Digital Interface technology. The Company also distributes network video recorders, HD cameras and accessories.

Note 2 – Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all investments purchased with an original maturity of less than three (3) months to be cash equivalents. At December 31, 2014 and September 30, 2015, there were no cash equivalents.

Revenue Recognition

The Company recognizes revenues when persuasive evidence of an arrangement exists, shipment has occurred, price is fixed or determinable, and collectability is reasonably assured. Product revenues are recognized when shipped to the customer. Revenues for installation services are recognized upon customer acceptance of completion of installation.

Shipping and Handling Costs

The Company generally does not charge its customers separately for shipping and handling. Shipping and handling costs are included in general and administrative expenses in the accompanying statement of operations.

Inventories

Inventories are valued using the weighted average method. Cost is determined by the first-in, first-out method. Management establishes a valuation reserve for slow-moving items.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Depreciation is computed using the straight-line method over the following estimated lives, depending on the estimate useful life of the asset and term of the lease:

Category	Lives
Vehicles	6 years
Office equipment	3 years
Leasehold improvement	3 years

HD View 360, Inc.

Notes to Financial Statements

Note 2 – Summary of Significant Accounting Policies, continued

Income Taxes

The Company recognizes deferred income taxes for differences between financial reporting and tax basis of assets and liabilities at the enacted statutory tax rates in effect for the years in which the temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Company evaluates the realizability of deferred tax assets, and establishes a valuation allowance for deferred tax assets when it is more likely than not that a future benefit on such deferred tax assets will not be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in its income tax (benefit) provision in the accompanying statements of operations.

Date of Management Review

Company Management evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements. The accompanying financial statements consider events through December 30, 2015, the date the financial statements were available to be issued.

Note 3 – Property and Equipment

Property and equipment consist of the following:

	December 31, 2014	September 30, 2015
	(Audited)	(Unaudited)

Vehicles	$—	$26,349
Office equipment	15,000	15,000
Leasehold improvements	4,500	4,500
Total property and equipment	19,500	45,849
Less: accumulated depreciation	(5,750)	(11,723)
Property and equipment, net	$13,750	$34,126

Depreciation expense for the year ended December 31, 2014 was $5,750. Depreciation expenses for the three and nine months ended September 30, 2015 was $2,723 and $5,973, respectively. Depreciation expenses for the three and nine months ended September 30, 2014 was $1,438 and $4,125, respectively.

HD View 360, Inc.

Notes to Financial Statements

Note 4 – Stockholder Advances

During the nine months ended September 30, 2015 (Unaudited) and the twelve (12) months ended December 31, 2014 (Audited), a majority stockholder provided advances in the amount of $8,485 and $5,810, respectively, and to be used as working capital, without interest.

Note 5 – Equity

The Company is authorized to issue 1,000,000 shares of no par common stock. During 2014, two individuals collectively contributed $55,000 towards the future issuance of shares.

In April 2014, $20,000 was returned to one of the individuals, which reduced the total capital contribution to $35,000.

In April 2015, $15,000 was returned to the same individual, which was funded via a contribution to capital by a new investor.

On August 26, 2015, the Company filed an amendment to its Articles of Incorporation increasing its authorized capital to one hundred million (100,000,000) shares with ninety million (90,000,000) shares designated as common stock, $0.001 par value and ten million (10,000,000) shares designated as preferred stock, $0.001 par value.

In September 2015, the Company issued 7,200,000 shares of common stock to the founder/CEO for his $20,000 capital contributed in 2014, and 1,800,000 shares of common stock to the new investor for his $15,000 capital contributed in April 2015.

Note 6 – Income Taxes

The Company recognizes deferred tax assets and liabilities for the tax effects of differences between the financial statements and tax basis of assets and liabilities. A valuation allowance is established to reduce the deferred tax assets if it is more likely than not that a deferred tax asset will not be realized.

The components of income tax provision (benefit) related to continuing operations are as follows at December 31, 2014:

Current (benefit) provision	$—
Deferred (benefit) provision	$—
Total (benefit) provision for income taxes	$—

HD View 360, Inc.

Notes to Financial Statements

Note 6 – Income Taxes, continued

The Company's effective income tax expense (benefit) differs from the statutory federal income tax rate of 35% as follows at December 31, 2014 as follows:

	2014

Tax (benefit) on net loss before income tax	$(1,553)	11.70%
Effect of state taxes (net of federal benefit)	(166)	1.20%
Increase in valuation allowance	1,719	-12.90%
Income tax provision	$—	0.00%

The components of net deferred tax assets that have been presented in the Company's financial statements are as follows at December 31, 2014:

Deferred income tax assets:
Fixed assets	$6,353
$6,353

Deferred income tax liabilities:
Inventory	$(4,634)
$(4,634)

Valuation allowance	$(1,719)

Net deferred taxes	$—

The Company records a valuation allowance to reduce deferred tax assets it, based on the weight of the available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the need for a valuation allowance, an assessment of all available evidence both positive and negative was required. The Company recorded a valuation allowance of $1,719 in 2014.

In accordance with the provisions of ASC 740: Income Taxes, the Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. At December 31, 2014, the Company has no liabilities for uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

Lease

The Company leases office and warehouse space with unrelated parties. During 2014, the Company executed a 1-year lease, with base rent of $2,200 per month, which was renewed on July 1, 2015. The new lease requires a monthly base rent payment of $2,310. Rent expense of $30,687 was incurred during 2014. Rent expense incurred for the nine months ended September 30, 2014 and 2015 was $22,476 and $23,257, respectively.

HD View 360, Inc.

Notes to Financial Statements

Note 7– Commitments and Contingencies

Lease, continued

The Company leases certain vehicle under an agreement that expires in May 2021. The lease calls for monthly payments of $366, commencing July 2015.

Future minimum lease payments under the capital lease agreement are as follows:

For the Year Ending December 31,

2015 (three-months)	$1,098
2016	4,392
2017	4,392
2018	4,392
2019	4,392
2020	4,392
Thereafter	1,827

Total minimum lease payments	24,885
Less: amount representing interest	(7,093)
Present value of net minimum lease payments	$17,792

Other

The Company is subject to asserted claims and liabilities that arise in the ordinary course of business. The Company maintains insurance policies to mitigate potential losses from these actions. In the opinion of management, the amount of the ultimate liability with respect to those actions will not materially affect the Company’s financial position or results of operations.

Note 8 – Concentrations of Credit Risks

Cash

The Company maintains its cash in bank deposit accounts, which may, at times, may exceed federally insured limits. The Company had no cash balance in excess of FDIC insured limits at December 31, 2014 and September 30, 2015.

Purchases and Payables

During the year ended December 31, 2014, the Company had Inventory purchases from two (2) vendors, which comprised approximately 34% of total such purchases. During the nine (9) month period ended September 30, 2015, the Company had Inventory purchases from one (1) vendor, which comprised approximately 40% of total such purchases. The Company had no outstanding accounts payable to these vendors at December 31, 2014 and September 30, 2015.

Note 9 – Subsequent Events

Subsequent to September 30, 2015 up to the date of this filing, the Company sold 332,631 shares of common stock in exchange for $199,579 in cash.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Florida on January 29, 2016.

HD VIEW 360 INC

Date: January 29, 2016	By:	/s/Dennis Mancino
Dennis Mancino
Chief Executive Officer and President
(Principal Executive Officer)

Date: January 29, 2016	By:	/s/Dennis Mancino
Dennis Mancino
Vice President and Acting Chief Financial Officer
(Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/Dennis Mancino	Chief Executive Officer, President and Director	January 29, 2016
Dennis Mancino

/s/Dennis Mancino	Vice President, Director and Acting Chief Financial Officer	January 29, 2016
Dennis Mancino	(Principal Accounting Officer)